UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☒	Soliciting Material under §240.14a-12

ION Geophysical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 EXPLANATORY NOTE

On November 1, 2018, ION Geophysical Corporation (“ION” or the “Company”) announced its intention to seek shareholder approval to amend ION’s current 2013 Long Term Incentive Plan (the “LTIP”) to, among other things, add 1.2 million shares into the LTIP that could be granted in the form of restricted stock.

In its 3rd Quarter 2018 earnings call on that same date, ION’s CEO Brian Hanson indicated that he planned to propose that the initial 900,000 shares of restricted stock awarded would have not only a time vesting component of three years, but also that each award have aggressive performance triggers that would require the stock to appreciate 25% for one-third of each award to vest, 50% for two-thirds of each award to vest, and 75% for full vesting.

The Compensation Committee (the “Committee”) of the Board of Directors of ION have since indicated that they will require the following performance triggers (in lieu of the triggers referenced above) for any restricted stock grants to employees of ION that they (the Committee) may be asked to approve later this year as to the approximate 900,000 initial shares referenced in the foregoing paragraph:

•	one-third of any such award would vest only if the share price of ION’s common stock reaches $17.50 within three years;

•	two-thirds of any such award would vest only if the share price of ION’s common stock reaches $22.50 within three years; and

•	full vesting as to any award would occur only if the share price of ION’s common stock reaches $27.50 within three years.

For the avoidance of doubt, independently of, and in addition to, the performance triggers above, the Compensation Committee would still require the Company’s customary time vesting requirement for any of the above restricted stock awards (whereby only 1/3 of each award would vest per year, over a period of three years).

Brian Hanson, ION’s President and Chief Executive Officer, said the following about the change in direction: “We recognize that as sales slid out from the third quarter, our stock price took a beating after our earnings release. I feel, and the Compensation Committee feels, that the new, more aggressive performance triggers better reflect the fact that we want to tie our employees’ gains to the gains of our shareholders.”

Certain Information and Where to Find It

In connection with the proposed amendments to the LTIP, ION filed a proxy statement on Schedule 14A with the SEC on November 1, 2018 and has filed additional soliciting materials covering matters relating to the LTIP. INVESTORS AND SECURITY HOLDERS OF ION ARE ADVISED TO CAREFULLY READ THE PROXY STATEMENT AND ADDITIONAL SOLICITING MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE LTIP AND THE PROPOSED AMENDMENTS THERETO. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents filed by ION with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and any other relevant documents by directing a request by mail or telephone to Investor Relations, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042, telephone 281-933-3339. Copies of the documents filed by ION with the SEC will be available free of charge on the Company’s website at www.iongeo.com.

Participants in Proxy Solicitation

ION and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies with respect to the amendments to the LTIP. Information about these persons is set forth in ION’s proxy statement relating to its 2018 Annual Meeting of Shareholders, as filed with the SEC on April 13, 2018, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of ION’s security holders generally, by reading the proxy statement of April 13, 2018, and other relevant documents regarding the amendments to the LTIP, including the proxy statement on Schedule 14A filed with the SEC on November 1, 2018.